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                                                                       Exhibit A

                               JOSEPH M. LOBOZZO
                               JOANNE M. LOBOZZO
                              690 PORTLAND AVENUE
                             ROCHESTER, N.Y. 14623

September 12, 1997

John DeVito, President and Chief Operating Officer
Delta Computec Inc.
 and Delta Data Net, Inc.
900 Huyler Street
Teterboro, N.J. 07608

Dear John:

With respect to the Loan (capitalized terms as used in this letter are as defined in the Amended and Restated Credit Agreement, as amended, among Delta Computec, Inc. ("DCI"), Delta Data Net, Inc. and the Lenders) for which the maximum Loan amount is $2,950,000, this is to advise you that the undersigned Lenders are agreeable to raising this maximum Loan amount to a level that will accommodate DCI's anticipated sales growth and associated working capital needs, provided that:

1. DCI shall meet its operating budget targets as approved from time to time by its Board of Directors; and

2. DCI's Loans in excess of the Available Borrowing Base shall not exceed an average of $700,000 for the period from October 1, 1997 through December 31, 1997 and $400,000 for the period from January 1, 1998 through June 30, 1998.

Very truly yours,

/s/ Joseph M. Lobozzo II
Joseph M. Lobozzo II

/s/ Joanne M. Lobozzo
Joanne M. Lobozzo

Accepted and agreed to

    Delta Computec Inc.                    Delta Data Net, Inc.

    /s/ John DeVito                        /s/ John DeVito
By: John DeVito                        By: John DeVito
    President and Chief                    President and Chief
     Operating Officer                      Operating Officer